Exhibit 10.22.3

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT (the “Loan Agreement”) is made effective as of the              day of August, 2005, by and between TEXTRON FINANCIAL CORPORATION, a Delaware corporation (“Textron”), and GTA STONEHENGE, LLC, a South Carolina limited liability company (“Borrower”).

RECITALS

A.            Pursuant to the terms of a certain Loan Agreement dated March 18, 2004 between Textron and Borrower, Textron agreed to advance to Borrower a revolving loan in the principal amount of up to Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000.00) (the “Prior Loan Agreement”).

B.            Pursuant to the terms of a certain loan modification commitment dated June 29, 2005 (the “Modification Commitment”), Textron has agreed to amend and increase the principal amount of the revolving loan by an additional Two Million One Hundred Thousand and 00/100 Dollars ($2,100,000.00) to provide Borrower a revolving loan with an aggregate principal amount of up to Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) (the “Loan”).  The Loan is evidenced and/or secured by (a) the Modification Commitment; (b) a first lien Leasehold Mortgage, Security Agreement and Fixture Filing (“Leasehold Mortgage”) from Borrower to Textron, dated March 18, 2004, encumbering Borrower’s leasehold interest in and to certain real properties (the “Real Property”) located in Richland County, South Carolina, and described more particularly in the Leasehold Mortgage and encumbering certain personal property described more particularly on Exhibit “B” (the “Personal Property”, with the Real Property and Personal Property being collectively referred to as the “Property”) to the Leasehold Mortgage, as modified by that certain Notice of Future Advance, Note, Mortgage and Loan Document Modification Agreement of even date herewith from Borrower (the “Mortgage Modification”) (the Leasehold Mortgage and the Mortgage Modification are collectively referred to as the “Leasehold Mortgage”); (c) an Assignment of Leases, Rents and Contracts dated March 18, 2004, assigning Borrower’s interest in the leases and rents from the Property (the “Assignment”); (d) a Revolving Promissory Note dated March 18, 2004 as amended and restated by that certain Amended and Restated Revolving Promissory Note of even date herewith by Borrower in favor of Textron in the principal amount of up to Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) (the “Revolving Note”); (e) the Prior Loan Agreement, as amended and restated by this Loan Agreement; and; (f) such other documents which recite that they have been given as security for the Revolving Note (all the aforementioned documents shall herein be referred to as “Security Documents”).  The Revolving Note is guaranteed by Golf Trust of America, L.P., a Delaware limited partnership (“Guarantor”), pursuant to that certain Guaranty Agreement dated March 18, 2004, executed by Guarantor (the “Guaranty”).  The Revolving Note, the Leasehold Mortgage, the Assignment, the Security Documents, the Mortgage, and the Guaranty are collectively called the “Loan Documents”.

C.            The Modification Commitment provides that the Loan will be disbursed to Borrower in advances, subject to the satisfaction of certain conditions precedent.  Concurrently

herewith, Textron is advancing to Borrower the initial advance in the amount of                                            , (the “First Advance”).

D.            Textron and Borrower now wish to enter into this Loan Agreement, inter alia, to set forth the terms and conditions upon which Textron will make Advances of the Loan to Borrower after the First Advance.

NOW, THEREFORE, for and in consideration of the promises and covenants herein contained, as well as the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, Textron and Borrower agree as follows:

1.             Revolving Loan and Agreement to Advance. Subject to the terms hereof, all or part of the principal amount evidenced by the Revolving Note may be borrowed (and to the extent any principal amount advanced is repaid by Borrower, such sum may be borrowed again) prior to the maturity date hereof, but only in accordance with this Loan Agreement and only if Borrower is not in default under the Revolving Note or any of the other documents securing or executed in connection with the Revolving Note. At no time however, shall the outstanding principal balance at any point in time under this Revolving Note exceed the Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00); provided, furthermore, under no circumstance shall the outstanding principal balance at any time exceed the amount permitted under this Loan Agreement. Upon the written request of Borrower, and upon the satisfaction of each of the conditions hereafter set forth, Textron agrees to advance to Borrower additional advances of the Loan in excess of the First Advance (each a “Revolver Advance” and, collectively the “Revolver Advances”, with the First Advance and Revolver Advances being collectively referred to as the “Advances”) in an amount equal to at least One Hundred Thousand Dollars ($100,000.00) per advance (unless less than One Hundred Thousand Dollars ($100,000.00) remains to be advanced, in which event a lesser amount equal to the remaining amount may be advanced), until the aggregate of the First Advance and the Revolver Advances outstanding at any time totals Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00).

2.             Revolver Advances.  Textron’s obligation to fund any Revolver Advance(s) shall be conditioned upon the satisfaction of each of the following conditions precedent with respect to each Revolver Advance:

(a)           Borrower shall deliver to Textron a Compliance Certificate in form and content attached hereto as Exhibit A, signed by a duly authorized corporate officer of Borrower, certifying that the information and statements therein are true and correct.

(b)           Borrower shall have provided evidence satisfactory to Textron that (x) gross revenues attributable to the Property for the most recent twelve (12) month period have not decreased from gross revenues from any prior twelve (12) month period by thirty percent (30%) or more and (y) Net Operating Income attributable to the Real Property during the most recent twelve (12) month period has not decreased from Net Operating Income for any prior twelve (12) month period by twenty percent (20%) or more.  Such evidence shall be in the form of the financial information required pursuant to Section 1.12 of the Leasehold Mortgage.

(c)           Borrower must maintain a 1.30:1 Debt Service Coverage Ratio (as defined in the Leasehold Mortgage) on the immediately trailing twelve months cash flow to draw any future advances.

(d)           Borrower shall not be entitled to receive more than one Revolver Advance per thirty (30) day period.

(e)           There shall not have occurred any Event of Default under the Leasehold Mortgage or any other Loan Document which has not been cured within any applicable cure period nor shall there have occurred any event which with notice, the passage of time, or both, would constitute an Event of Default under the Leasehold Mortgage or any other Loan Document.

(f)            Borrower shall have demonstrated a satisfactory payment history with respect to the Loan.

(g)           Textron shall have determined that Borrower has not deferred any maintenance or otherwise limited expenses in order to achieve the required Debt Service Coverage Ratio.

(h)           Borrower shall obtain and deliver to Textron, at Borrower’s sole cost and expense, an endorsement to the mortgagee’s policy of title insurance (the “Title Policy”) issued to Textron concurrently with the effective date of this modification, which endorsement shall: (i) “down-date” the effective date of the Title Policy to the date of the requested Advance; and (ii) contain no additional exceptions to coverage which were not included in the Title Policy.

Borrower acknowledges and agrees that if any of the certifications under the Compliance Certificate are not true and correct in all material respects, said event shall immediately constitute a default under the Loan Documents and immediately entitle Textron to all rights and remedies under the Loan Documents.  Borrower acknowledges that with respect to said event, it shall not have any notice or cure period, except for any misstatement that does not materially adversely affect the value or operation of the Property as determined by Textron (“Minor Breach”), in which case, Textron agrees to allow Borrower fifteen (15) days after notice of the Minor Breach to cure said Minor Breach, or such longer period of time as reasonably deemed necessary if Textron determines said cure can not be effectuated within fifteen (15) days. If Borrower fails to cure the Minor Breach within said fifteen (15) days, then Borrower shall immediately pay back to Lender the funds disbursed by Lender in reliance upon the Certificate containing the Minor Breach (excluding the initial advance), together with accrued interest on said amounts based upon the Basic Interest Rate from the date of disbursement to the date the funds are returned.

3.             Security for Advances.  The Advance(s) made by Textron shall be evidenced by the Revolving Note and shall be secured by the Leasehold Mortgage and the other Loan

Documents.  The amount of the Advance(s) shall bear interest pursuant to the terms of the Note, as of the date on which the
Advance(s) is disbursed by Textron to Borrower.

4.             Authority to Request Advances.  By execution of this Loan Agreement, Borrower authorizes Textron to make the Revolver Advance(s) upon the written request of W. Bradley Blair, II, or such other individual as may hereafter be authorized in a written notice by Borrower to Textron (and Textron may rely on any such designation without inquiring into its validity).  Borrower agrees that: (a) Textron is not acting as agent or trustee for Borrower; (b) Textron will not be held accountable for any Revolver Advance(s) made in good faith; (c) all Advances made prior to the receipt of written notice of revocation of any designation pursuant to this Section 3 shall be deemed advanced in good faith; and (d) relocation of the agency granted herein by Borrower can be accomplished only by thirty (30) days’ prior written notice to Textron.

5.             Unused Line Fee.  Borrower shall pay to Textron a monthly fee for the unused line (the “Unused Fee”) in arrears on the first day of each month for the immediately preceding month and on the maturity date.  The amount of the Unused Fee shall be calculated by multiplying .25% per annum by the difference between the Loan amount of Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00) and the average of the outstanding principal balance of the Loan during the preceding month.

6.             Representations and Covenants.

(a)           Deposit Account.  Borrower represents and warrants that Borrower shall deposit into Borrower’s operating account maintained with Wachovia Bank, N.A. any and all funds, revenue and proceeds received from the use and operation of the Property (the “Deposit Account”).  Furthermore Borrower represents and covenants to use said funds strictly to pay only operating costs of the Property and the rent payments due under the GTA Lease (as defined in the Leasehold Mortgage), unless Borrower otherwise receives Lender’s written consent to use said funds for any other purpose, provided, however, upon the occurrence of an Event of Default under the Leasehold Mortgage or the Mortgage), Borrower shall no longer be permitted to withdraw any funds in said Deposit Account and Lender may exercise any and all rights with respect to the Deposit Account under this Agreement, the Pledge Agreement and the Deposit Account Control Agreement.  Borrower hereby pledges and assigns to Lender and grants Lender the security interest in, all funds, revenues and proceeds now or hereafter deposited into the Deposit Account pursuant to the Pledge Agreement dated March 18, 2004, and said Pledge Agreement is hereby ratified and reaffirmed.

(b)           Compliance with Laws and Permits.  The use of the Property as a golf course will not violate (i) any applicable law, regulation, ordinance or order of any kind whatsoever (including any such laws relating to zoning, building and environmental protection), or (ii) any permit or license issued with respect to the Property.  The Property is in compliance with all applicable laws, regulations, ordinances and orders applicable thereto, including the applicable requirements of the Americans with Disabilities Act of 1990, as amended.  Borrower shall comply with all building, zoning, permitting, fire, health, environmental, disability and use laws, codes, ordinances, rules and regulations, which are in any way applicable to the Property, the improvements or any part thereof

(c)           Permits.  Borrower represents and covenants that all necessary and required franchises, licenses, authorizations, registrations, permits and approvals for the use and occupancy of the Property have been obtained from all governmental authorities having jurisdiction over the Property so as to permit the operation of the Property as herein contemplated.  Borrower has provided Lender with true and correct copies of all of the certificates of occupancy and other licenses, permits and approvals respecting the Property, and such permits and approvals remain in full force and effect without modification or exception.

7.             Recorded Documents.  Borrower shall, or cause Guarantor to, duly and punctually perform, observe and comply in all material respects with all of the (i) covenants, conditions and restrictions of record, including but not limited to that certain Amended and Restated Club Access and Use Agreement, as amended by those certain amendments to same evidenced by Amendment One, Amendment Two and Amendment Three, (ii) easements which are in any way applicable to the Real Property and the improvements located thereon, (iii) the title encumbrances encumbering the Real Property that have been accepted by Textron’s pursuant to the Textron’s title policy and (iv) all agreements entered into or assumed by Borrower by Guarantor in connection with the Real Property, and will not suffer or permit any default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing.  For purposes hereof the documents referenced in (i), (ii), (iii) and (iv) above shall hereinafter collectively be referred to as the “Recorded Documents”. Borrower acknowledges and agrees that the occurrence of a default not cured under any applicable cure period under the Recorded Documents shall constitute a default under the Loan Documents and entitle Textron to all rights and remedies under the Loan Documents.

8.             Disbursement of Advances.  At its option, Textron may make all or part of the Revolver Advance(s) to Borrower, jointly to Borrower and any person or entity to whom payment of all or any portion of any of the Revolver Advance(s) is due, or directly to any person or entity to whom any such payment is due, and any and all such disbursements shall be deemed disbursed under the Loan and for the benefit of Borrower on the date on which each such disbursement is made.  The execution of this Loan Agreement by Borrower shall, and hereby does, constitute an irrevocable direction and authorization to so advance the proceeds of the Loan as provided herein.  No further direction or authorization from Borrower shall be necessary to permit such direct advances, and all such direct advances shall satisfy pro tanto the obligations of Textron hereunder and shall be secured by the Loan Documents as fully as if made directly to Borrower.

9.             Sole Benefit.  All conditions to Textron’s obligations hereunder, including the obligation to make the Revolver Advances, are imposed solely and exclusively for the benefit of Textron, its successors and assigns.  No other person or entity shall have standing to require satisfaction of the conditions in accordance with their terms or be entitled to assume that Textron will refuse to make the Revolver Advances in the absence of strict compliance with any or all of the conditions.  Further, no other person or entity shall, under any circumstances, be deemed to be a beneficiary of conditions, any and all of which may be freely waived in whole or in part by Textron at any time if, in Textron’s sole discretion, Textron deems it desirable to do so.  In particular, Textron makes no representations and assumes no obligations as to any persons or entities concerning the quality or condition of any of the improvements now or hereafter constructed on the Real Property or the absence therefrom of defects.  In this connection, Borrower shall indemnify Textron and shall defend and hold Textron harmless from and against any and all liabilities, claims, losses, damages or expenses resulting from the disbursement of the proceeds of the Loan or from the condition of the Property.

10.           Acceptable Documents.  All documents, instruments and materials to be provided to Textron under this Loan Agreement must be acceptable to Textron in its sole discretion, and the Revolver Advances shall not be made hereunder unless all of such conditions, instruments and materials are acceptable to Textron in its sole discretion.  For any condition of this Loan Agreement which requires the submission of evidence of the existence or non-existence of a specified fact or facts, Textron shall, at all times, be free independently to establish to its satisfaction and in its absolute discretion such existence or non-existence.

11.           No Agency.  Textron is not the agent or representative of Borrower, and Borrower is not the agent or representative of Textron, and nothing in this Loan Agreement or in any of the Loan Documents shall be construed to make Textron liable to anyone for goods delivered or services performed upon the Property, or for debts or claims accruing against Borrower.  Nothing herein shall be construed to create a relationship ex contractu, ex delicto, or otherwise between Textron and any person supplying labor, materials or any other item to the Property.

12.           Debtor and Creditor.  Textron and Borrower intend that the relationship between them be that of creditor and debtor only.  Nothing herein nor the acts of the parties hereto shall be construed to create a co-tenancy, partnership, joint venture or similar relationship between Borrower and Textron.  Textron shall have no responsibility whatsoever for the debts, losses, obligations or duties of Borrower or the Golf Property.  Borrower hereby indemnifies Textron and agrees to defend and hold Textron harmless from and against any liability, claim, demand, obligation, assessment, loss, cost, damage or expense of any nature whatsoever (including, without limitation, any and all judgments, decrees, settlements, awards, costs, expenses, attorneys’ fees and court costs), which are incurred, sustained, suffered, asserted or assessed against Textron as a result of any claim, action suit or proceeding in which it is alleged that Textron has liability to any person or entity because Textron and Borrower have a relationship other than or in addition to that of creditor and debtor.  The provisions of this Section 12 shall survive the repayment of the Loan.

13.           Assignment.  This Loan Agreement may be endorsed, assigned and transferred in whole or in part by Textron, and any such holder and assignee of this Loan Agreement shall succeed to and be possessed of the rights of Textron under this Loan Agreement to the extent transferred and assigned.  This Loan Agreement may not be endorsed, assigned or transferred by Borrower.

14.           Loan Assumption.  Notwithstanding the provisions in Section 1.15 of the Mortgage to the contrary, Textron shall consider a new borrower and guarantor assuming the Loan and converting the Loan to an amortizing loan, funded up to a maximum loan amount of Four Million Two Hundred Thousand and 00/100 Dollars ($4,200,000.00); provided, a 1.30:1 Debt Service Coverage Ratio test is met, and subject to the additional conditions described below.  Textron shall require any proposed new borrower and guarantor to submit to Textron’s customary underwriting and approval process.  If approved, the new borrower and guarantor will assume an amortizing loan based on a twenty-five (25) year amortization schedule to be calculated by Textron, with the amortization period to begin as of the date of the assumption.  If the Loan is assumed by a new borrower, a one time fixed rate option shall be offered.  The fixed rate will be calculated at the Treasury Rate plus four and one-quarter percent (4.25%).  The Treasury Rate shall be calculated using like-term treasury rates that correspond with the term of the Loan, with such rate to be determined three (3) business days prior to the effective date of the fixed rate.  Textron shall not unreasonably withhold approval of the borrower; provided the new borrower has adequate experience in the golf management business, is deemed to have good credit and the financial resources Textron deems necessary to help support the operation, as determined by Textron in its reasonable business judgment, and that prior to the permitted assumption of the Loan there are no uncured Events of Default as of the assumption date.  Textron may charge the borrower an underwriting fee of up to one percent (1%) of the assumed Loan as determined by Textron in its sole and absolute discretion.  In the event of an assumption, the term will be reset for five (5) years commencing at the time the Loan assumption is completed.  The terms of the loan documents to be executed by the new borrower shall provide that the new borrower shall pay to Textron a prepayment fee upon refinancing the Loan or making prepayments from non property cash flow at the rate of three percent (3.0%) of the outstanding loan balance, which shall decline by one (1) percentage point each year after the assumption until zero (0) prepayment fee is owed.  If the Loan is assumed, the new borrower shall deliver to Textron audited financial statements for the new borrower and each new guarantor and statements of income and expenses within ninety (90) days at the end of each calendar year which will be prepared in a manner acceptable to Textron in its sole and absolute discretion.  Additionally the new borrower shall provide monthly operating statements for the facilities in form and content acceptable to Textron in its sole and absolute discretion.

15.           Guarantor’s Consent.  Guarantor hereby joins into this Agreement to consent to the terms and conditions hereof, including, but not limited to the terms of Section 6(a) hereof.

16.           Entire Agreement.  THIS AGREEMENT AND ALL OTHER INSTRUMENTS, DOCUMENTS AND AGREEMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AGREEMENT EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AGREEMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS WITH THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.  THIS AGREEMENT SHALL SUPERSEDE AND CONTROL OVER THE SIMILAR PROVISIONS SET FORTH IN THE COMMITMENT.

17.           Notices.  All notices hereunder shall be deemed to have been duly given and received if delivered in accordance with the provisions set forth in Section 3.7 of the Leasehold Mortgage.  Notice provisions contained therein and relating (i) to Borrower thereunder shall be applicable to Borrower, and (ii) to Textron thereunder shall be applicable to Textron.

18.           Waiver of Conditions.  Any condition imposed herein by Textron may, in Textron’s sole discretion, be waived by Textron in a writing specifying the condition waived.

No waiver of any condition shall, unless said waiver so states, constitute a waiver of the condition in question in the future.  Further, no advance of the proceeds of the Loan shall constitute a waiver of any of the conditions of Textron’s obligation to make further advances of the Loan.

19.           Headings.  The headings of the Sections of this Loan Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

20.           Conflict.  In the event of any conflict between the terms of this Agreement and any other terms of the Loan Documents, the terms of this Agreement shall govern and control.

21.           Further Acts.  Borrower agrees to execute and deliver to Textron from time to time such certifications as Textron may reasonably request with respect to the performance by Borrower of its obligations under this Agreement and the Loan Documents.  In addition, Borrower agrees to execute and deliver to Textron from time to time such other documents and instruments as may be reasonably requested in order to effectuate the terms of this Agreement.

22.           Partial Invalidity.  Wherever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Loan Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement.

23.           Time of Essence.  Time shall be of the essence with respect to any payment or performance due from Borrower hereunder.

24.           Gender.  Whenever the singular and plural number, or the masculine, feminine or neuter gender is used herein, it shall legally include the other.

25.           No Amendments.  Neither this Loan Agreement nor any provision hereof may be changed, waived, discharged, modified or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge, modification or termination is sought.

26.           Governing Law.  This Loan Agreement has been executed and delivered in, and shall be governed by and construed in accordance with the laws of the State of South Carolina.  Borrower and Textron acknowledge that they have both participated in the drafting of this Loan Agreement and that neither Textron nor Borrower shall be entitled to the benefit of the legal principle that a document is to be construed against its draftsman.

27.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same agreement.

28.           Waiver of Trial by Jury.

FOR AND IN CONSIDERATION OF TEXTRON’S ADVANCEMENT AND MODIFICATION OF THE LOAN, THE BORROWER, BEING AN EXPERIENCED PARTICIPANT IN SOPHISTICATED REAL ESTATE VENTURES, AND HAVING CONSULTED WITH COUNSEL OF ITS CHOOSING, HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (1) BROUGHT BY THE BORROWER, TEXTRON OR ANY OTHER PERSONS RELATING TO (A) THE LOAN (B) THE SECURITY DOCUMENTS OR (2) TO WHICH TEXTRON IS A PARTY.  THE BORROWER HEREBY AGREES THAT THIS DOCUMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY, AND THE BORROWER DOES HEREBY CONSTITUTE AND APPOINT TEXTRON ITS TRUE AND LAWFUL ATTORNEY IN FACT, WHICH APPOINTMENT IS COUPLED WITH INTEREST, AND THE BORROWER DOES HEREBY AUTHORIZE AND EMPOWER TEXTRON, IN THE NAME, PLACE, AND STEAD OF THE BORROWER, TO FILE THIS DOCUMENT WITH THE CLERK OR JUDGE OF ANY COURT OF COMPETENT JURISDICTION AS A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.  THE BORROWER ACKNOWLEDGES THAT ITS WAIVER OF TRIAL BY JURY HAS BEEN MADE KNOWINGLY, INTENTIONALLY AND WILLINGLY BY BORROWER AS PART OF A BARGAINED FOR LOAN TRANSACTION.

[Signature page follows.]

EXECUTED AND DELIVERED as of the date first above written.

Witnesses:	TEXTRON:

TEXTRON FINANCIAL
CORPORATION, a Delaware corporation
Print Name:

By:
Print Name:
Print Name:	Its:

BORROWER:

GTA STONEHENGE, LLC, a
Print Name:	South Carolina limited liability company

	By:	/s/ W. Bradley Blair, II
Print Name:		W. Bradley Blair, II
President

GUARANTOR:

GOLF TRUST OF AMERICA, L.P., a
Print Name:	Delaware limited partnership

	By:	GTA GP, Inc., a Maryland corporation

	By:	/s/ W. Bradley Blair, II
Print Name:		W. Bradley Blair, II
President

EXHIBIT “A”

Borrower’s Compliance Certificate

Borrower hereby certifies, represents and warrants to Textron in connection with a requested Revolver Advance in the amount of $                     pursuant to the terms of the Loan Agreement as to the following items:

(a)           The Borrower has sufficient cash flow to meet a Debt Service Coverage Ratio (as defined below) of at least 1.30 for the most recent twelve (12) months immediately preceding the month of this Revolver Advance.  As used herein, the term “Debt Service Coverage Ratio” means the ratio of “Net Operating Income” for the previous twelve (12) months to “Annual Debt Service”.  The term “Net Operating Income” means all of Borrower’s income from the operation and management of the Property after deducting all operating expenses, but before deducting income taxes, depreciation, and annual debt service.  The term “Annual Debt Service” means all principal, interest and other payments due by Borrower on all indebtedness of Borrower, including, without limitation, the Loan and the requested Revolver Advances, and shall be calculated based upon the greater of eight percent (8%) or the Basic Interest Rate (as defined in the Note) at the time of the Revolver Advance.  For purposes of calculating the Debt Service Coverage Ratio, operating expenses shall be deemed to include (i) capital improvements (or a reserve therefor) in the amount of two percent (2%) of annual gross revenue from the collateral securing the Loan (the “Collateral”), and (ii) management compensation in an amount equal to the greater of management compensation actually paid or three percent (3%) of annual gross revenues from the Collateral.

(b)           Borrower’s (x) gross revenues attributable to the Property for the most recent twelve (12) month period have not decreased from gross revenues from any prior twelve (12) month period by thirty percent (30%) or more and (y) Net Operating Income attributable to the Real Property during the most recent twelve (12) month period has not decreased from Net Operating Income for any prior twelve (12) month period by twenty percent (20%) or more. To the extent requested by Textron, Borrower shall provide such evidence of same in the form of the financial information required pursuant to Section 1.12 of the Leasehold Mortgage.

(f)            There has been no material adverse change in the business or financial condition (and physical condition with respect to the Property) of Borrower, the Property or Guarantor.

(g)           All warranties and representations contained in the Loan Documents are true and correct on and as of the date hereof.

(h)           Borrower represents that no work has been done for which a construction or mechanic’s lien exist which has not been paid for in full.

(j)            Borrower has not deferred any maintenance or otherwise limited expenses in order to achieve the required Debt Service Coverage Ratio.

Borrower acknowledges that this Compliance Certificate is given to induce Textron to extend a Revolver Advance (as defined in the Loan Agreement between Borrower and Textron) and Textron is relying on same in extending said Revolver Advance.

BORROWER:

GTA STONEHENGE, LLC, a South Carolina limited liability company

By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President